AMENDMENT NO. 1 TO COMMON STOCK PURCHASE AGREEMENT

This AMENDMENT TO COMMON STOCK PURCHASE AGREEMENT (this “Amendment”), effective as of November 4, 2021 (the “Effective Date”), is entered into by and between WIKISOFT CORP., a Nevada corporation (the “Company”), and WHITE LION CAPITAL LLC, a Nevada limited liability company (the “Investor”).

RECITALS

WHEREAS, this Amendment is being entered into with reference to that certain Common Stock Purchase Agreement, dated May 10, 2021 (the “Agreement”);

WHEREAS, the parties to the Agreement desire to amend the Agreement to remove the “Floor Price” of $0.25, such that the Company may put amounts to Investor in accordance with the Agreement even where the price of the Company’s common stock falls below $0.25 per share.

NOW, THEREFORE, in consideration of the foregoing premises, the agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.             Definitions.

Capitalized terms used herein without other definition shall have the respective meanings herein assigned to such terms in the Agreement.

Section 2.             Amendment to the Agreement.

Section 1.1 The Defined Term “Floor Price” shall be deleted in its entirety and Section 2.1 shall be replaced in its entirety with the following:

Section 2.1 PURCHASE NOTICES. Upon the terms and conditions set forth herein (including, without limitation, the provisions of Article VII), the Company shall have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a Purchase Notice from time to time, to purchase Purchase Notice Shares provided that the amount of Purchase Notice Shares shall not exceed the Purchase Notice Limit or the Beneficial Ownership Limitation set forth in Section 7.2(h). The Company may not deliver a subsequent Purchase Notice until the Closing of an active Purchase Notice, except if waived by the Investor in writing. Notwithstanding the forgoing, the Company may not submit a Purchase Notice to the Investor if the Purchase Amount is less than $20,000.

Effectiveness of Amendment.

The amendment provided in this Amendment shall be conditioned upon, and this Amendment shall not be effective until the execution and delivery of counterparts hereof by the parties hereto.

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Section 3.             Miscellaneous.

3.1.          Notes Ratified. Except as expressly set forth herein, this Amendment shall not be construed to alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are hereby confirmed and ratified in all respects and shall continue in full force and effect.

3.2.          Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Facsimile signatures shall be considered originals for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

WIKISOFT CORP.

By: /s/ Carsten Kjerns Falk

Name: Carsten Kjems Falk

Title: Chief Executive Officer

WHITE LION CAPITAL LLC

By: Sam Yaffa

Name: Sam Yaffa

Title: Managing Director

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